Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Klotho Neurosciences, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share reserved for issuance under the Klotho Neurosciences, Inc. 2023 Incentive Plan,	(1)	Other	1,588,691	$0.47	$746,684.00	0.0001381	$103.00

Total Offering Amounts:						$746,684.00		103.00
Total Fee Offsets:								0.00
Net Fee Due:								$103.00

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock of Klotho Neurosciences, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

Represents 1,588,691 additional shares of the Registrant’s common stock that were authorized for issuance under the Registrant’s 2023 Incentive Plan, as amended.

Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $0.47 was computed by averaging the high and low prices of a share of the Registrant’s common stock reported on NASDAQ on November 6, 2025, a date within five business days prior to the date of the filing of this Registration Statement.